                                                             EXHIBIT NO. 99.12
                     FORM OF OPINION OF BINGHAM DANA LLP
                                  EXHIBIT 12

                                                                        , 2000

MFS Series Trust II
MFS Series Trust IX
500 Boylston Street
Boston, MA 02116

Ladies and Gentlemen:

    This opinion is furnished to you pursuant to paragraph 8.6 of the Agreement and Plan of Reorganization, dated as of February 17, 2000 (the "Agreement"), between MFS Series Trust II, a Massachusetts business trust, on behalf of MFS Intermediate Income Fund ("MII"), a series thereof, and MFS Series Trust IX, a Massachusetts business trust, on behalf of MFS Limited Maturity Fund ("MLM"), a series thereof. The Agreement provides for the acquisition of all of the assets of MII by MLM in exchange for (a) the assumption of all of the stated liabilities of MII by MLM and (b) the issuance and delivery by MLM to MII, for distribution (in accordance with paragraph 1.4 of the Agreement) pro rata to MII's shareholders of record in exchange for their shares of beneficial interest in MII ("MII shares") and in complete liquidation of MII, of a number of shares of beneficial interest of MLM ("MLM shares") having an aggregate net asset value equal to the value of the assets, less the amount of the liabilities MII so transferred to MLM (the "Reorganization"). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

    In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Registration Statement on Form N-14 filed with the Securities and Exchange Commission by MFS Series Trust IX on or about March 1, 2000 in connection with the Reorganization, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

    As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents, and in certificates of each of MFS Series Trust II and MFS Series Trust IX dated on or about the date hereof and attached hereto as Exhibits A and B (the "Certificates"). Our opinion assumes that (i) all representations set forth in the Documents and in the Certificates will be true and correct in all material aspects as of the date of the Reorganization and (ii) the Agreement is implemented in accordance with its terms and consistent with the representations set out in the Documents and Certificates. Our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

    On the basis of and subject to the foregoing, we are of the opinion that:

        1. For federal income tax purposes, the Reorganization will constitute a reorganization under Section 368(a) of the Code, and MLM and MII will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

        2. No gain or loss will be recognized by MII (a) upon the transfer of all of its assets to MLM solely in exchange for the shares of MLM and the assumption of the stated liabilities of MII by MLM or (b) upon the distribution to MII shareholders of such MLM shares pursuant to the Agreement.

        3. No gain or loss will be recognized by MLM upon the receipt of the assets of MII solely in exchange for shares of MLM and the assumption of the stated liabilities of MII by MLM.

        4. The basis of the assets of MII acquired by MLM will be, in each instance, the same as the basis of those assets in the hands of MII immediately prior to the transfer.

        5. The holding period of the assets of MII in the hands of MLM will include, in each instance, the holding period of such assets in the hands of MII.

        6. The shareholders of MII will not recognize gain or loss upon the exchange of all of their MII shares solely for shares of MLM as part of the Reorganization.

        7. The basis of the MLM shares to be received by each MII shareholder will be, in the aggregate, the same as the basis, in the aggregate, of the MII shares surrendered in exchange therefor.

        8. The holding period of the MLM shares to be received by the MII shareholders will include, in each instance, the holding period of the MII shares surrendered in exchange therefor, provided such MII shares were held as capital assets on the date of the exchange.

    This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.

                                        Very truly yours,

                                        BINGHAM DANA LLP